Exhibit 99.2

TABLE OF CONTENTS

MANAGEMENT’S REPORT	2

INDEPENDENT AUDITOR’S REPORT	3

FINANCIAL STATEMENTS	5

INCOME AND ACCUMULATED SURPLUS	5

STATEMENT OF FINANCIAL POSITION	6

STATEMENT OF THE CHANGE IN NET FINANCIAL ASSETS	7

CASH FLOWS	8

NOTES TO THE FINANCIAL STATEMENTS	9

MANAGEMENT’S REPORT

The financial statements of Financement-Québec have been drawn up by management, which is responsible for their preparation and their presentation, including significant judgements and estimates. This responsibility includes the selection of appropriate accounting methods that satisfy Canadian public sector accounting standards. The financial information contained in the operational report agrees with the information given in the financial statements.

To carry out its responsibilities, management maintains a system of internal accounting controls designed to provide reasonable assurance that assets are protected and that operations are correctly accounted and in a timely fashion, are duly approved and are such as to produce reliable financial statements.

The Corporation acknowledges that it is responsible for managing its affairs in accordance with the laws and regulations that govern it.

The Board of Directors oversees how the Corporation’s management carries out its responsibilities in terms of financial information and it approves the financial statements.

The Auditor General of Québec has audited the Corporation’s financial statements in accordance with Canadian generally accepted accounting standards. His independent auditor’s report sets out the nature and extent of this audit and expresses his opinion.

The Auditor General of Québec may, without limitation, meet the Board of Directors to discuss anything concerning his audit.

/s/ Nathalie Parenteau
Executive Vice President

/s/ Bernard Turgeon
President and Chief Executive Officer

Québec City, June 20, 2012

INDEPENDENT AUDITOR’S REPORT

To the Minister of Finance

Report on the Financial Statements

I have audited the accompanying financial statements of Financement-Québec, which comprise the statement of financial position as at March 31, 2012, and the statement of income and accumulated surplus, statement of change in net financial assets and statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information included in the notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, the financial statements present fairly, in all material respects, the financial position of Financement-Québec as at March 31, 2012, and the results of its operations, changes in its net financial assets and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Report on Other Legal and Regulatory Requirements

As required by Auditor General Act (R.S.Q., c. V-5.01), I report that, in my opinion, the accounting principles in these standards have been applied, after giving retroactive effect to the change in the methods for premiums and discounts and issue expenses and income from management fees as explained in Note 3 to the financial statements, on a basis consistent with that of the preceding year.

Michel Samson, CPA Auditor, CA

Acting Auditor General of Québec

Québec City, June 20, 2012

FINANCIAL STATEMENTS

INCOME AND ACCUMULATED SURPLUS
FOR THE FISCAL YEAR ENDED MARCH 31, 2012

(thousands of dollars)

	2012	2011 (restated)
NET INTEREST INCOME
Interest on loans (note 4)	826 233	747 902
Interest on short-term investments	4 538	5 949
	830 771	753 851
Interest on borrowings and advances	(797 758)	(708 032)
	33 013	45 819
OPERATION AND ADMINISTRATION EXPENSES
Wages, salaries and allowances	867	711
Professional, administrative and other services	140	285
Service agreement with the Financing Fund	(15)	(67)
Other	49	62
	1 041	991
SURPLUS FOR THE YEAR	31 972	44 828

ACCUMULATED SURPLUS AT THE BEGINNING PREVIOUSLY ESTABLISHED	209 663	160 226
Changes in accounting methods (note 3)	(41 755)	(37 146)
RESTATED ACCUMULATED SURPLUS AT THE BEGINNING	167 908	123 080
Surplus for the year	31 972	44 828
ACCUMULATED SURPLUS AT THE END	199 880	167 908

The notes are an integral part of the financial statements.

2011-2012
Financial Statements
Financement-Québec

STATEMENT OF FINANCIAL POSITION
AS AT MARCH 31, 2012

(thousands of dollars)

	2012	2011 (restated)
FINANCIAL ASSETS
Loans (note 4)	23 503 528	21 796 216
Accrued interest on loans	218 032	231 071
	23 721 560	22 027 287
Cash position	25	39
Short-term investment	—	125 800
Accounts receivable	7 553	736
	23 729 138	22 153 862
LIABILITIES
Borrowings and advances (note 5)	23 313 572	21 764 031
Accrued interest on borrowings and advances	216 547	220 757
Accounts payable	747	1 119
Deferred income	(992)	401
	23 529 874	21 986 308
NET FINANCIAL ASSETS	199 264	167 554
NON-FINANCIAL ASSETS
Tangible fixed assets	716	454

CAPITAL STOCK (NOTE 7)	100	100
ACCUMULATED SURPLUS	199 880	167 908

The notes are an integral part of the financial statements.

For the board of directors,

/s/ Nathalie Parenteau
Executive Vice President

/s/ Bernard Turgeon
President and Chief Executive Officer

STATEMENT OF THE CHANGE IN NET FINANCIAL ASSETS
FOR THE FISCAL YEAR ENDED MARCH 31, 2012

(thousands of dollars)

	2012	2011 (restated)

Net financial assets at the beginning previously established	209 309	160 326
Changes in accounting methods (note 3)	(41 755)	(37 146)
Restated net financial assets at the beginning	167 554	123 180

Changes due to tangible fixed assets
Acquisitions	(264)	(455)
Depreciation	2	1
	(262)	(454)

Surplus for the year	31 972	44 828
Increase in net financial assets	31 710	44 374
NET FINANCIAL ASSETS AT THE END	199 264	167 554

The notes are an integral part of the financial statements.

CASH FLOWS
FOR THE FISCAL YEAR ENDED MARCH 31, 2012

(thousands of dollars)

	2012	2011 (restated)
OPERATING ACTIVITIES
Surplus for the year	31 972	44 828
Adjustments for:
Amortization of discounts and premiums on loans	(478)	(68)
Interest income charged to loans	(25 993)	(15 714)
Amortization of deferred issue expenses on loans	(13 697)	(12 405)
Amortization of deferred administration expenses on loans	(3 267)	(2 910)
Amortization of deferred issue expenses on borrowings	5 537	5 202
Amortization of discounts and premiums on borrowings and advances	31 067	22 947
Amortization of tangible fixed assets	2	1
	25 143	41 881
Change in financial assets and liabilities related to operations (note 8)	247	(8 216)
Cash flows from operating activities	25 390	33 665
INVESTING ACTIVITIES
Loans made	(13 840 318)	(13 787 685)
Loan repayments	12 176 441	8 967 699
Cash flows from investing activities	(1 663 877)	(4 819 986)
FIXED ASSETS INVESTMENT ACTIVITIES
Cash flows used for capital investment activities:
Acquisition of capital assets	(264)	(455)
FINANCING ACTIVITIES
Short-term borrowings	38 986 926	41 260 817
Long-term borrowings	3 390 459	4 342 584
Repayments of long-term borrowings	(2 051 486)	(403 274)
Repayments of short-term borrowings	(38 812 962)	(40 287 520)
Cash flows from financing activities	1 512 937	4 912 607
CHANGE IN CASH AND CASH EQUIVALENTS	(125 814)	125 831
CASH AND CASH EQUIVALENTS AT THE BEGINNING	125 839	8
CASH AND CASH EQUIVALENTS AT THE END (note 8)	25	125 839

The notes are an integral part of the financial statements.

NOTES TO THE FINANCIAL STATEMENTS

1. Constitution, Purpose and Financing

Financement-Québec (the Corporation) was incorporated under An Act respecting Financement-Québec (R.S.Q., c. F-2.01) which entered into force on October 1, 1999. The Corporation is a legal person with share capital and is a mandatary of the State.

The Corporation’s mission is to supply financial services to public organizations covered by its act of incorporation. It finances them directly by granting them loans or by issuing debt securities on their behalf. It advises them to facilitate their access to credit and to minimize their financing costs and, to that end, it develops financing programs. It may also manage the financial risks of these organizations, in particular cash flow risks and exchange risks. The Corporation may also provide public organizations with technical services regarding financial analysis and management.

The Corporation charges loan issue expenses to borrowers to offset those incurred by the Corporation on borrowings made. The Corporation also charges administration expenses to borrowers. The level of expenses charged is subject to government approval.

Financement-Québec issues debt securities that are guaranteed by the Québec government.

Financement-Québec is subject neither to Québec nor to Canadian income tax.

2. Main accounting methods

The financial statements are established primarily in accordance with the Canadian Institute of Chartered Accountant Public Sector Accounting Handbook and, for the first time, the Corporation applies the presentation model recommended by the Handbook. Use of any other source of generally accepted accounting principles must be consistent with that Handbook.

In accordance with Canadian generally accepted accounting principles, the preparation of the Corporation’s financial statements requires that management make use of accounting estimates and assumptions. These have an impact on the recognition of assets and liabilities, the presentation of assets and contingent liabilities on the date of the financial statements and the recognition of income and charges of the period presented in the financial statements. The actual results may differ from management’s best estimates.

Loans

Loans are recorded at the amount disbursed at the time of issue, adjusted by the amortization of the premium or discount and issue expenses over the remaining term of each security using the effective rate method.

Organizations receiving a subsidy for the repayment of long-term borrowings contracted with Financement-Québec must pledge this subsidy in favour of Financement-Québec as security.

For the other loans without subsidy, the Minister responsible for the organization undertakes to act in the event of the organization’s default so that it remedies the situation as soon as possible.

Interest income on loans is recognized when earned.

Cash and Cash Equivalents

The Corporation presents, under cash and cash equivalents, bank balances and short-term investments that are easily convertible in the short term into a known amount of cash whose value is not likely to change significantly.

Short-term Investments

Short-term investments are recorded at the lesser of cost and market value.

Borrowings and Advances

Borrowings and advances from the Consolidated Revenue Fund are recorded at the amount received at the time of issue, adjusted by the amortization of the premium or discount and issue expenses paid over the remaining term of each security using the effective rate method, to obtain the amount of principal repayable at maturity.

Financial Derivatives

Financement-Québec uses financial derivatives to manage interest rate and exchange risks. It is the policy of the Corporation not to use financial derivatives for trading or speculative purposes.

Regarding transactions denominated in foreign currencies, the Corporation documents in due form the relations between hedging instruments and hedged items by associating all the financial derivatives used in hedging operations with specific assets and liabilities shown on the statement of financial position or the statement of cash flows. The exchange risk management strategy and objective on which the various hedging operations are based are also documented. It also methodically determines, both when implementing the hedge and subsequently, whether the derivatives used in hedging operations effectively offset the currency fluctuations of the hedged items.

Borrowings denominated in foreign currencies and repayable in Canadian currency under currency swap contracts are valued at the exchange rate stipulated in such contracts.

Gains and losses realized on derivatives by the Corporation are posted to the income statement at the same time as those associated with the hedged assets or liabilities.

3. Changes in accounting methods

To reflect the internal rate of return of operations related to loans and borrowings, the Corporation changed its accounting method concerning the recognition of income and expenses from issue expenses and income from management fees.

Henceforth, management and issue expenses are capitalized and amortized according to the effective interest rate method. Previously, they were recorded at the time of reception for loans and of disbursement for borrowings.

In addition, premiums and discounts on borrowings included in the debt are henceforth amortized using the effective rate method. Previously, they were amortized using the straight-line method.

These changes in accounting methods, applied retroactively, result in increases (decreases) of the following items of the financial statements:

(thousands of dollars)

2011
RESULTS
Interest on loans	15 446
Amortization of discounts and premiums on loans	(47)
Interest on borrowings and advances	(7 054)
Amortization of discounts and premiums on borrowings and advances	1 508
Net issue expenses charged to borrowers	(10 363)
Administration expenses charged to borrowers	(4 099)
SURPLUS FOR THE YEAR	(4 609)
FINANCIAL ASSETS
Loans	(62 779)
LIABILITIES
Borrowings and Advances	(20 355)
Deferred income	(669)
ACCUMULATED SURPLUS	(37 146)

4. Loans

BORROWERS

(thousands of dollars)

	2012	2011 (restated)
School boards	6 870 779	6 301 631
General and vocational colleges	1 915 661	1 816 906
Health and social services institutions and agencies	9 961 951	9 201 836
University institutions and others	3 608 801	3 267 733
Municipalities	1 146 336	1 208 110
TOTAL	23 503 528	21 796 216

DUE IN

	2012	2011 (restated)
2012	—	4 065 482
2013	4 251 837	1 661 490
2014	2 625 462	2 805 877
2015	4 139 864	4 186 071
2016	2 193 251	2 142 263
2017	3 002 316	3 086 990
2018-2037	7 290 798	3 848 043
TOTAL	23 503 528	21 796 216

Loans maturing during the fiscal year ending March 31, 2013 include short-term loans of $2 729 523 828. For the long-term loans, maturities and interest rates on loans made by the Corporation are, with a few exceptions, identical to those of borrowings and advances contracted for this purpose taking into consideration currency and interest rate swap contracts, if any. However, depending on the amounts available, the Corporation may make new loans from repayments of loans. These new loans are made at interest rates and maturities that may differ from the conditions of the advance or borrowing initially received. The balance of discounts and premiums on loans to be amortized over subsequent years was $2 285 348 as at March 31, 2012 ($2 762 973 as at March 31, 2011) and that of deferred issue expenses on loans to be amortized was $65 764 754 as at March 31, 2012 ($62 303 256 as at March 31, 2011).

Interest income on loans of $826 233 000 ($747 902 000 as at March 31, 2011), includes administration expenses charged to borrowers, in the amount of $3 266 979 for the fiscal year ended March 31, 2012 ($2 909 731 as at March 31, 2011).

5. Borrowings and Advances

SUMMARY

(thousands of dollars)

	2012	2011 (restated)
Borrowings on markets	21 895 135	20 199 984
Advances from the Consolidated Revenue Fund	144 268	205 322
Canada Mortgage and Housing Corporation (CMHC)	1 146 336	1 208 110
Financing Fund	70 765	76 591
Société immobilière du Québec (SIQ)	57 068	74 024
TOTAL	23 313 572	21 764 031

SCHEDULE AND INTEREST RATES
BORROWING ON MARKETS

(thousands of dollars)

	2012		2011 (restated)
Due in	Amount	Rate (%) (1)	Amount
Repayable in Canadian currency
2012	—		4 353 891
2013	3 676 621	4.13 to 5.06	1 019 681
2014	3 655 115	3.14 to 5.12	3 654 808
2015	3 420 278	2.82 to 4.72	3 412 412
2016	1 819 650	3.07 to 6.39	1 822 268
2017	3 015 661	2.52 to 3.84	3 011 802
2018	2 982 356	1.72 to 3.87	595 602
2019	996 257	2.40 to 2.43	—
2035	1 547 365	4.88 to 5.58	1 547 981
	21 113 303		19 418 445
Plus:
Currency swap contracts in Canadian currency	781 832		781 539
TOTAL IN CANADIAN CURRENCY	21 895 135		20 199 984
Repayable in United States currency
2013	781 832	5.39 to 5.82	781 539
Less:
Currency swap contracts in Canadian currency	781 832		781 539
TOTAL IN UNITED STATES CURRENCY	—		—
TOTAL BORROWINGS	21 895 135		20 199 984

(1)         Also includes floating rate borrowings at the rate of 3-month bankers’ acceptances plus a spread varying between minus 0.67% and plus 1.80%.

All these borrowings are repayable solely at maturity. Borrowings maturing during the fiscal year ending March 31, 2013 include short-term borrowings of $2 656 689 568. All borrowings are guaranteed by the Québec government. Short-term borrowings bear interest at rates varying from 0.93% to 1.48% (March 31, 2011: rates varying from 0.99% to 1.40%).

The balance of discounts and premiums on borrowings to be amortized over subsequent years is $25 836 676 as at March 31, 2012 ($1 559 074 as at March 31, 2011) and that of deferred issue expenses on borrowings to be amortized is $23 141 033 as at March 31, 2012 ($21 799 597 as at March 31, 2011).

ADVANCES FROM THE CONSOLIDATED REVENUE FUND

(thousands of dollars)

	2012		2011 (restated)
Due in	Amount	Rate (%)	Amount
Repayable in Canadian currency
2012	—	9.50	59 152
2023	144 268	9.38	146 170
TOTAL ADVANCES FROM THE CONSOLIDATED REVENUE FUND	144 268		205 322

The balance of discounts and premiums on borrowings to be amortized over subsequent years is $2 651 850 as at March 31, 2012 ($3 679 844 as at March 31, 2011) and that of deferred issue expenses on borrowings to be amortized is $89 012 as at March 31, 2012 ($94 410 as at March 31, 2011).

BORROWINGS FROM CMHC

(thousands of dollars)

	2012		2011
Due in	Amount	Rate (%)	Amount
Repayable in Canadian currency
2021	249 454	2.77 to 3.54	272 892
2026	356 925	3.28 to 3.92	376 423
2031	539 957	3.50 to 4.12	558 795
TOTAL BORROWINGS FROM CMHC	1 146 336		1 208 110

BORROWINGS FROM THE FINANCING FUND

(thousands of dollars)

	2012		2011 (restated)
Due in	Amount	Rate (%)	Amount
Repayable in Canadian currency
2018	1 363	9.38	1 589
2021	7 945	9.38	8 818
2023	61 457	6.79	66 184
TOTAL BORROWINGS FROM THE FINANCING FUND	70 765		76 591

The balance of discounts and premiums on borrowings to be amortized over subsequent years is ($124 928) as at March 31, 2012 (($149 916) as at March 31, 2011).

BORROWING FROM SIQ

(thousands of dollars)

	2012		2011
Due in	Amount	Rate (%)	Amount
Repayable in Canadian currency
2015	57 068	10.03	74 024
TOTAL BORROWINGS FROM SIQ	57 068		74 024

The amounts of principal payments to be made on borrowings and advances over the coming fiscal years are as follows:

(thousands of dollars)

	2013	2014	2015	2016	2017	2018 and following
Borrowings on markets	4 458 690	3 656 000	3 442 000	1 809 400	3 034 000	5 492 350
Advances from the Consolidated Revenue Fund	1 740	1 740	1 740	1 740	1 740	133 005
Borrowings from CMHC	63 985	66 276	68 650	71 110	73 658	802 657
Borrowings from the Financing Fund	5 852	5 852	5 852	5 852	5 852	41 630
Borrowing from SIQ	17 216	18 962	20 890	—	—	—
TOTAL	4 547 483	3 748 830	3 539 132	1 888 102	3 115 250	6 469 642

6. Complementary information on financial risks

Financement-Québec uses interest rate swap contracts to manage interest rate risks on its financial intermediation activities. Interest rate swap contracts give rise to the periodic exchange of interest payments without an exchange of the reference face amount on which the payments are based and are recorded as an adjustment to the interest expense on the hedged borrowing instrument. The volume of interest rate swap contracts in Canadian currency as at March 31, 2012 is $16 858 million (March 31, 2011: $17 240 million).

Financement-Québec also uses currency swap contracts to manage its risk exposure under certain borrowing instruments denominated in foreign currencies. The Corporation shows currency swap contracts as hedging of its firm commitments to pay the principal and interest on the debt denominated in foreign currencies, failing which it would be exposed to a foreign exchange risk. Exchange gains and losses on the principal covered by swap contracts are offset by corresponding exchange losses and gains on the debt denominated in foreign currencies.

The fair value of Financement-Québec’s assets and liabilities as at March 31, 2012 was valued by discounting cash flows at the market rate for similar fixed-rate securities. Interest rate and currency swap contracts are used solely for hedging purposes and are valued in the same way as assets and liabilities.

(thousands of dollars)

	2012		2011
	Book value	Fair value	Book value (restated)	Fair value
BORROWINGS AND ADVANCES
Borrowings on markets	21 895 135	22 455 867	20 199 984	20 387 068
Advances from the Consolidated Revenue Fund	144 268	217 615	205 322	267 957
Borrowings from CMHC	1 146 336	1 194 590	1 208 110	1 170 557
Borrowings from the Financing Fund	70 765	88 005	76 591	92 391
Borrowing from SIQ	57 068	69 229	74 024	91 544
Currency swap contracts	—	272 324	—	269 964
Interest rate swap contracts	—	(92 635)	—	75 717
TOTAL FOR BORROWINGS AND ADVANCES	23 313 572	24 204 995	21 764 031	22 355 198
LOANS
TOTAL FOR LOANS	23 503 528	24 534 847	21 796 216	22 454 189

The fair value of short-term financial instruments presented in the above table and the value of the other financial instruments corresponds essentially to book value in view of their nature or their maturity.

7. Capital Stock

Description

The Corporation’s shares are part of the public domain and are attributed to the Minister of Finance of Québec.

Authorized

1 000 000 shares with a par value of $100 each.

Issued and paid for

1 000 shares: $100 000

The Corporation’s shares are held by the Minister of Finance of Québec.

8. Cash Flows

As at March 31, 2012, cash and cash equivalents consist of the following items:

(thousands of dollars)

	2012	2011
Cash and cash equivalents
Cash position	25	39
Short-term Investments	—	125 800
TOTAL	25	125 839

For the fiscal year ended March 31, 2012, the change in financial assets and liabilities relating to operations consists of the following items:

(thousands of dollars)

	2012	2011 (restated)
Accrued interest on loans	13 039	(53 836)
Accounts receivable	(6 817)	82
Accrued interest on borrowings and advances	(4 210)	44 882
Accounts payable	(372)	138
Deferred income	(1 393)	518
TOTAL	247	(8 216)

Interest paid by the Corporation during the year amounted to $789 563 489 ($646 797 297 to March 31, 2011).

9. Related Party Transactions

In addition to the related party transactions already disclosed in the financial statements and recorded at exchange value, the Corporation is related to all the ministries and special funds as well as all the organizations and enterprises controlled directly or indirectly by the Québec government or subject either to joint control or to significant common influence by the Québec government. All the Corporation’s business transactions with these related parties were carried out in the normal course of its activities and under usual business conditions. These transactions are not separately disclosed in the financial statements.

10. Comparative Figures

Some comparative figures for 2011 have been reclassified for consistency with the presentation adopted in 2012